October 18 , 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Form 20-F/A of our report dated August 9, 2017 relating to the consolidated financial statements of Scythian Biosciences Inc. consisting of the consolidated statements of financial position as at March 31, 2017, 2016 and 2015, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended March 31, 2017 and 2016 and for the period ended March 31, 2015.

Yours truly,

MNP LLP